KENTUCKY INVESTORS, INC.
200 CAPITAL AVENUE
FRANKFORT, KENTUCKY 40601
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2005
TO THE SHAREHOLDERS OF
KENTUCKY INVESTORS, INC.

Notice is hereby given that the annual meeting of shareholders of Kentucky Investors, Inc., a Kentucky corporation, will be held at the Investors Heritage Life Insurance Company auditorium, Second and Shelby Streets, Frankfort, Kentucky 40601, on Thursday, May 12, 2005, at 11:00 A.M. (Eastern Daylight Time), for the following purposes:

(1) To elect three directors to hold office for a term of three years each or until their successors are duly elected and qualified; and
(2) To transact such other business as may properly come before the meeting, or any adjournment thereof.

The Board of Directors, in accordance with the By-laws, has fixed the close of business on March 24, 2005, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. The stock transfer books will not be closed.

It is hoped that you will attend the meeting, but if it is not your intention to be present, you are respectfully requested to sign, date and return the enclosed proxy immediately in the accompanying postage-prepaid envelope. The proxy is being solicited by and on behalf of the Board of Directors of Kentucky Investors.

Your attention is directed to our 2004 annual report and to the proxy statement, both of which accompany this notice.
By Order of the Board of Directors
/s/Jane S. Jackson
Jane S. Jackson, Secretary
P. O. Box 717
Frankfort, Kentucky 40602
April 15, 2005

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS, MAY 12, 2005

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of Kentucky Investors, Inc., for use at our annual meeting of shareholders to be held at the Investors Heritage Life Insurance Company auditorium, Second and Shelby Streets, Frankfort, Kentucky 40601, on Thursday, May 12, 2005, at 11:00 A.M. (Eastern Daylight Time), and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting.

PROXY MAY BE REVOKED

A shareholder executing and returning the enclosed proxy may revoke such proxy at any time prior to exercise of the authority thereby given by giving written notice to our Secretary as provided by Kentucky Revised Statutes 271B.7-220(6).

COST AND METHOD OF SOLICITATION

The Board of Directors intends to solicit proxies by use of the United States Postal Service, and we will bear all costs of soliciting proxies for this annual meeting. We will mail the proxy statement and form of proxy to the shareholders on April 15, 2005.

VOTING SECURITIES

We have issued one class of capital stock. There are 1,445,397.16 shares outstanding of which 1,099,665.72 are entitled to one vote each, except that in election of Directors, cumulative voting rights apply as provided by Kentucky Revised Statutes 271B.7-280. Each shareholder shall have the right to cast as many votes in the aggregate as he is entitled to vote, multiplied by the number of Directors to be elected, and may cast the whole number for one candidate or distribute such votes among two or more candidates. Investors Heritage Life, 200 Capital Avenue, Frankfort, Kentucky 40601 holds directly 175,647 shares or 16% of the stock of the Company. Investors Underwriters, Inc., 200 Capital Avenue, Frankfort, Kentucky 40601 owns 94,185 shares or 9% of the stock of the Company. Investors Heritage Life owns 603 shares or 96% of the stock of Investors Underwriters, Inc. HLW Investment Corp., 200 Capital Avenue, Frankfort, Kentucky 40601 owns 140,620 shares or 13% of the Company. We do not know of any other person who owns of record, or beneficially, more than 5% of our capital stock except as shown on the table beginning on Page 4. The Board of Directors has fixed March 24, 2005, as the record date for determining those eligible to vote, and only such persons as are shareholders of record at the close of business on that day will be entitled to vote at such meeting, and at any adjournment thereof.

THE PURPOSE OF THE MEETING SHALL BE:
(1) To elect three Directors to hold office for a term of three years each or until their successors are duly elected and qualified; and
(2) To transact such other business as may properly come before the meeting, or any adjournment thereof.
DISCLOSURE OF NOMINATING COMMITTEE
We have a Nominating Committee that is comprised of three independent directors and one director who is not independent.

The Nominating Committee utilizes a subjective analysis to identify and evaluate candidates to be nominated as directors, including but not limited to, general business knowledge, experience with financial institutions, including insurance companies, interest in the our business, and willingness to serve. However, there are currently no minimum qualifications or standards that the Company seeks for director nominees except for the requirement in our By-laws that each Director own at least ten shares of the outstanding common stock of Kentucky Investors. The Nominating Committee does not have a charter. We have not engaged or paid any third party to assist in the process of identifying or evaluating candidates.

We would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Kentucky law. If shareholder nominations were made, the Nominating Committee would perform an investigation of the candidate to determine if the candidate were qualified and would present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders.

We have never received nor have we ever rejected a candidate recommended for nomination by any shareholder.

As noted in the Proxy Statement, we notify shareholders each year of their right to offer candidates for nomination or offer other proposals by forwarding the information to the Secretary of Kentucky Investors prior to the date specified in the Proxy Statement. The Secretary without prior screening would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting.

It is our policy that all directors attend the Annual Meeting of shareholders and all Directors were present at the 2004 Annual Meeting.
PROPOSED ELECTION OF DIRECTORS
The Articles of Incorporation provide that three Directors shall be elected at each annual meeting for a term of three years.

The persons named in the proxy shall vote the shares represented by the proxies returned and duly executed in favor of the election of the three Directors named below, unless the authority is withheld, to hold office for terms of three years each or until their successors are duly elected and qualified. All nominees have consented to serve. In the event any of the persons named below shall not be available, proxies will be voted for such substitute nominee, or nominees, as the persons named in the proxy shall designate.

The following information is given with respect to the nominees for election as Directors and for each of the other Directors whose terms will continue after the meeting. Except as noted below, each Director has held the occupation listed for the last five years. Each Director was elected to his present term of office by vote of the shareholders at an annual meeting.

Each of the Directors has had the business experience indicated for more than five years except for Gordon C. Duke and Harold G. Doran, Jr., as explained below, and Howard L. Graham who has been retired from active business since 2002. From 1977 to January, 2000, Harold G. Doran, Jr. served in the following capacities: From May, 1977 to January, 2000, President and Director of Peoples Bank of Murray; from September, 1981 to January, 2000, Chairman of the Board of the Bank of Lyon County; from 1972 to January, 2000, Vice Chairman of the Board of Dees Bank of Hazel; and from 1985 to January, 2000, Director of the Bank of Livingston County. During 2000, the Doran family sold their banks and Mr. Doran has continued to assist the purchaser in the transition and is also an independent businessman.

From March 1999 to December 2000, Mr. Duke was employed by the Commonwealth of Kentucky, Department of Financial Incentives, Cabinet for Economic Development. From January 1, 2001 to November 22, 2002 Mr. Duke was employed by the Commonwealth of Kentucky, Agricultural Development Council. From November 22, 2002, until December 8, 2003 Mr. Duke served as Secretary of the Kentucky Finance and Administration Cabinet. Since December 8, 2003, Mr. Duke has been an independent businessman.

Mr. Graham had been employed by Investors Heritage Life for 37 years and retired effective June 30, 2002. For the five years preceding his retirement, Mr. Graham served as a Vice President of the Company. He also served as the Vice President, Corporate Accounting for Investors Heritage Life.

	Number of Shares of Capital Stock of the Company Beneficially Owned, Directly or Indirectly, by Nominees and Other Directors as of December 31, 2004

Name, Position With		Kentucky	Percentage
the Company &	Director	Investors,	of Stock
Business Experience	Since	Inc. (1)	Owned

NOMINEES:
Harold G. Doran, Jr. af	2001	7,932.000	0.7%
Director. Independent Businessman.
Director, Investors Heritage Life. Age 51.

Helen S. Wagner en	1986	33,100.000	3.0%
Director. Real Estate Broker.		(2)
Director. Investors Heritage Life. Age 68.

David W. Reed an	1982	27,455.360	2.5%
Director. Independent Businessman.
Director, Investors Heritage Life. Age 50.

Other Directors whose terms will continue after meeting:
Howard L. Graham fn	2002	27,031.314	2.5%
Director. Retired Vice President, Investors		(3)
Heritage Life & Kentucky Investors.
Director, Investors Heritage Life. Age 70.

Robert M. Hardy, Jr. ef	1988	18,007.191	1.6%
Director & Vice President,		(4)
General Counsel. Director, Vice President,
General Counsel, Investors Heritage Life.
Age 47.

Dr. Jerry F. Howell, Jr. ae	1983	4,893.760	0.4%
Director. Professor Emeritus, Dept. of
Biological and Environmental Sciences,
Morehead State University. Director,
Investors Heritage Life. Age 63.

Gordon C. Duke af	1991	678.200	0.1%
Director. Independent
Businessman.
Director, Investors Heritage Life.
Age 59.

Harry Lee Waterfield II fn	1963	633,923.150	57.6%
Chairman of the Board & President.		(5)(6)(7)(8)
Chairman of the Board, President &		(9)(10)(11)
Chief Executive Officer, Investors		(12)(13)(14)
Heritage Life. Age 61.

Michael F. Dudgeon, Jr.	2004	6,388.472	0.6%
Director. Vice President Financial		(15)
Services, Investors Heritage Life.
Director, Investors Heritage Life. Age 43.

All Directors and Officers as a Group:		798,472.805

a Member of Audit Committee e Member of Executive Committee f Member of Finance Committee n Member of Nominating Committee
(1) At December 31, 2004, 1,099,665.72 shares were outstanding and entitled to vote.

(2)      Includes 22,863.12 shares of Kentucky Investors held in an irrevocable trust for the benefit of the children of Helen S. Wagner.
(3)      Includes 23,686.954 shares of Kentucky Investors held on his behalf in trust by Farmers Bank and Capital Trust Company, Frankfort, Kentucky ("Farmers Bank") under the Kentucky Investors, Inc. and Affiliated Companies Retirement Savings Plan and Trust (the "401(k) Plan") and the Investors Heritage Life Insurance Company Deferred Compensation Plan (the "Deferred Compensation Plan") on his behalf.
(4)      Includes 9,740.711 shares of Kentucky Investors held on his behalf in trust by Farmers Bank in the 401(k) Plan.
(5)      Mr. Waterfield II is part of a group which includes HLW Investment Corp., HLW Corporation, RoseGayle Waterfield Hardy and family not separately identified and reported as Directors, Nancy Waterfield Walton and family not separately identified and reported as Directors, Harry Lee Waterfield II Irrevocable Trust Funds 1, 2, 3 and 4, RoseGayle Waterfield Hardy, Nancy Waterfield Walton and Harry Lee Waterfield II Trust dated 12/22/76, Investors Heritage Life, Investors Underwriters, Inc., and Kentucky Investors Employee Retirement Plan.
(6)      Includes 140,620 shares of Kentucky Investors owned by HLW Investment Corp. of which Mr. Waterfield II is an officer.
(7)      Includes 43,119.08 shares of Kentucky Investors owned by HLW Corporation of which Mr. Waterfield II is an officer.
(8)      Includes 15,222 shares of Kentucky Investors held in trust for the benefit of the children of Harry Lee Waterfield.
(9)      Includes 21,873.054 shares of Kentucky Investors held on his behalf in trust by Farmers Bank under the 401(k) Plan.
(10)      Includes 37,485.315 shares of Kentucky Investors held by Nancy Waterfield Walton and family, including shares held on her behalf in trust by Farmers Bank under the 401(k) Plan and the Deferred Compensation Plan.
(11)      Includes 15,078.480 shares of Kentucky Investors held by RoseGayle Waterfield Hardy and family.
(12)      Includes 175,647 shares of Kentucky Investors held by Investors Heritage Life and 94,185 shares of Kentucky Investors held by Investors Underwriters. Mr. Waterfield II is Chairman of both companies. The corporations have the power to dispose of these shares.
(13)      Includes 31,000 shares of Kentucky Investors owned by the Kentucky Investors, Inc., Employee Retirement Plan of which Mr. Waterfield II is a member of the Retirement Plan Committee.
(14)      Includes 36,325 shares of Kentucky Investors held in the name of CEDE & CO., nominee for the twelve separate Irrevocable Trusts, three each (Funds 1, 2, 3 and 4) for Harry Lee Waterfield II, RoseGayle Waterfield Hardy and Nancy Waterfield Walton, respectively.
(15)      Includes 3,251.512 shares of Kentucky Investors held on his behalf in trust by Farmers Bank in the 401(k) Plan.

Meetings of the Board are held on call and there is an organizational meeting following the annual meeting of shareholders. The Board had nine meetings in 2004.

The Board has an Executive Committee that exercises the power of the Board of Directors in management of the business affairs during intervals between meetings of the Board. The Board considers the actions of the Executive Committee and has approval and veto power over its actions. The Executive Committee met three times in 2004.

The Board of Directors has provided for a Finance Committee that meets on call and reviews and makes recommendations concerning investments to the Board of Directors. The Finance Committee met ten times in 2004.

The Board of Directors has designated an Audit Committee that meets on call and reviews the work of the independent auditors, reviews internally prepared financial statements for unusual trends and/or financial account relationships and reviews the audit reports prepared by the departments of insurance and regulatory authorities in the various states in which Investors Heritage Life operates. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee Charter was revised in December 2003 and is available on our website at www.InvestorsHeritage.com. In addition, during December 2003 the Audit Committee recommended and the Board of Directors adopted a Code of Ethics which is also available on our website. The Audit Committee met four times during 2004.

The Board of Directors has provided for a Nominating Committee that meets on call and submits recommendations to the Board of Directors for members of the Board to be submitted to the shareholders for election. The Nominating Committee met once in 2004.

Although Kentucky Investors does not have a Compensation Committee because it does not pay any of its executive officers a regular salary, the Board of Directors of Investors Heritage Life, a wholly-owned subsidiary, has provided for a Compensation Committee, which determines the compensation of its executive officers. (See Compensation of Executive Officers Paid by Kentucky Investors and its Subsidiaries.)

No director attended fewer than 75% of the aggregate of the total number of Board and Committee meetings. Directors were paid $100 for each Board Meeting.
REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and Kentucky Investors including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Committee has met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended the selection of our independent auditors.

Audit Committee Members
David W. Reed Gordon C. Duke Harold G. Doran, Jr. Jerry F. Howell, Jr.
COMPENSATION OF EXECUTIVE OFFICERS PAID BY KENTUCKY INVESTORS AND ITS SUBSIDIARIES

Kentucky Investors does not pay any of its executive officers a regular salary; therefore, it does not have a Compensation Committee. Kentucky Investors does not incur any expense for its executive officers in connection with its retirement plan. Seven of our executive officers who also serve as Directors and/or Officers of Investors Heritage Life receive compensation from Investors Heritage Life. The following SUMMARY COMPENSATION TABLE sets forth each executive officer whose aggregate direct compensation received from Investors Heritage Life exceeded $100,000.

		ANNUAL COMPENSATION		LONG TERM COMPENSATION
				AWARDS
				SECURITIES UNDERLYING OPTIONS/SARs
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS
Harry Lee Waterfield II President, Chairman of the Board & Chief Executive Officer	2004 2003 2002	$208,089(1) $204,080(1) $195,741(1)	$23,432 $23,841 $22,993	16,200

Raymond L. Carr Chief Financial Officer, Vice President	2004 2003 2002	$156,935(2) $151,209(2) $143,546(2)	$16,463 $17,208 $16,237	8,100

Robert M. Hardy, Jr. Vice President, General Counsel & Director	2004 2003 2003	$132,314(1) $127,196(1) $120,875(1)	$13,080 $14,013 $13,632	8,100

Nancy W. Walton First Vice President	2004 2003 2002	$107,039(2) $104,940(2) $100,650(2)	$ 7,979 $ 7,793 $ 7,424	4,875

(1) Amounts reported include Director's fees from both Investors Heritage Life and Kentucky Investors and contributions made by Investors Heritage Life under the 401(k) Plan. The 401(k) Plan is available to all employees of Investors Heritage Life.

(2) Amounts reported include contributions made by Kentucky Investors under the 401(k) Plan which are available to all our employees and/or contributions made by Kentucky Investors to our Deferred Compensation Plan which are available to eligible executive officers.

SHAREHOLDER PROPOSALS FOR THE 2006 MEETING

Shareholders who wish to suggest nominees or offer proposals intended to be presented at the 2006 annual meeting must forward this information to the Secretary of Kentucky Investors no later than December 9, 2005.

1999 STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

The Kentucky Investors 1999 Stock Option and Stock Appreciation Rights plan became effective as of September 16, 1999. The purpose of the 1999 stock option plan is to promote an increased interest in and a greater incentive to expand and improve profits, prosperity and welfare of Kentucky Investors. Kentucky Investors authorized for issuance a total of 250,000 shares of common stock under the 1999 stock option plan. The Kentucky Investors Board granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which expire on September 24, 2009

Stock Options. Each stock option granted under the 1999 stock option plan entitles the holder to purchase the number of shares of common stock specified in the grant at the purchase price specified.

The 1999 stock option plan authorizes the Kentucky Investors Board or an Option Committee appointed by the Kentucky Investors Board to grant non-qualified stock options under the Internal Revenue Code to Kentucky Investors' and its subsidiaries' key employees and non-employee directors.

If an option granted under the 1999 stock option plan expires, is cancelled or is exchanged for a new option before a holder exercises the option in full, the shares reserved for the unexercised portion of the option will become available again for use under the 1999 stock option plan.

The 1999 stock option plan contains a change in control provision which will permit the Kentucky Investors Board or Option Committee to terminate existing options. Kentucky Investors will then pay to the holders of the terminated options cash equal to the difference between the fair market value of the terminated options prior to the change in control and the exercise price of the options. A change in control occurs at the time either a person becomes the beneficial owner of a greater percentage of the combined voting power of Kentucky Investors common stock than the Waterfield family members have, or the Waterfield family members' percentage ownership of Kentucky Investors common stock for voting purposes falls below 20%. The Waterfield family members mean RoseGayle Waterfield Hardy, Nancy Waterfield Walton, Harry Lee Waterfield II, Chairman and President of Kentucky Investors and any of their lineal descendants.

Stock Appreciation Rights. Any stock appreciation right awarded under the 1999 stock option plan shall entitle the recipient to the number of shares, cash or combination of cash and shares equal to the product of the excess of the fair market value of one share over the exercise price per share specified in the stock appreciation right or related option times the number of shares for which the recipient shall exercise the right.

Grants to Directors and Executive Officers. On September 24, 1999, the Kentucky Investors board granted to certain Directors and executive officers of Kentucky Investors options to purchase 75,000 shares of the Kentucky Investors common stock, all of which vested on September 24, 2001 and expire on September 24, 2009. Kentucky Investors did not grant options during 2004 and no option holders exercised any options during 2004.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2004. There were no options exercised by a named executive officer during 2004.

Aggregated Option Exercises in Last Year and Year-End Option Values

			Number of securities underlying unexercised options at year end (# shares)		Value of unexercised in-the-money options at year end (1)
Name	Shares acquired on exercise (# shares)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Harry Lee Waterfield II	0	$0	16,200	0	$4,050	0
Raymond L. Carr	0	$0	8,100	0	$2,025	0
Robert M. Hardy, Jr.	0	$0	8,100	0	$2,025	0
Nancy W. Walton	0	$0	4,875	0	$1,219	0

(1) The value of the in-the-money options is based on the $23.25 per share closing price of our common stock on the OTC Bulletin Board at December 31, 2004.
STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to our shareholders during the five years ended December 31, 2004, as well as an overall stock market index (Russell 2000) and our peer group index selected on an industry basis. The component companies utilized in the peer group include the Liberty Corp., Torchmark Corp. and UNUM Corp. The peer group utilized this year is identical to last year's peer group. The market capitalization of the peer group is weighted in the performance graph.

Comparison of Five-Year Cumulative Total Return* KENTUCKY INVESTORS, INC., RUSSELL 2000 INDEX
PEER GROUP
(Performance results through 12/31/04)

	1999	2000	2001	2002	2003	2004
KINV	$100.00	$ 83.67	$ 97.28	$ 98.88	$113.96	$101.22
RUSSELL 2000	$100.00	$ 96.98	$ 99.39	$ 79.03	$116.38	$137.71
PEER GROUP	$100.00	$101.80	$103.79	$ 83.15	$ 91.53	$110.25

Assumes $100.00 invested at the close of trading 12/99 in Kentucky Investors common stock, Russell 2000 Index, and Peer Group. *Cumulative total return assumes reinvestment of dividends.
(Source: Research Data Group. Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.)
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, Cincinnati, Ohio is our independent registered public accounting firm selected by our Board of Directors upon the recommendation of the Audit Committee for 2004. Ernst & Young LLP has served in this capacity since 1981. Fees for 2004 and 2003 for the annual audit, audit related services, tax services and all other non-audit services are shown in the following table:

	2004	2003
Audit Fees	$181,000	$180,897
Audit Related Fees	13,500	13,500
Tax Fees	8,000	8,000
All Other Fees	-	13,024
Total Fees	$202,500	$215,421

Audit related fees would include audits of employee benefit plans, accounting and reporting consultation relative to various GAAP and statutory accounting matters, and assistance with normal triennial Kentucky Department of Insurance examinations. Tax fees include costs associated with U. S. Federal income tax planning, advice and compliance. All other fees in 2003 relate to specific services rendered in connection with license tax planning and the establishment of an agency database.

We expect a representative to be present at the shareholders' meeting with the opportunity to make a statement and to respond to appropriate questions. The services provided by Ernst & Young LLP during 2004 consisted of the audit of our financial statements and audit of our employee benefit plans. No member of the firm of Ernst & Young LLP has any relationship with us other than the usual relationship that exists between independent auditors and clients.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 23, 2004, we purchased 30,000 shares of our common stock from Jerry F. Howell, Jr., a member of the Board of Directors of Kentucky Investors and Investors Heritage Life, pursuant to an agreement between Mr. Howell and the Kentucky Investors under a right of first refusal. The right of first refusal exists for all original shareholders of Kentucky Investors of which Mr. Howell was one. In exchange for the common stock, we paid Mr. Howell $160,800 and issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008.

There were no other transactions to which Kentucky Investors was or is to be a party, in which any officer or Director or nominee for election as Director had any direct or indirect material interest.

At the date of this proxy statement, management knows of no other matters to come before the meeting. However, if any other matter properly comes before the meeting, it is the intention of the persons named in the proxy statement to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors Kentucky Investors, Inc.
Jane S. Jackson, Secretary Frankfort, Kentucky April 15, 2005

--Proxy--KENTUCKY INVESTORS, INC.--Proxy--
200 CAPITAL AVENUE, FRANKFORT, KENTUCKY 40601
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harry Lee Waterfield II and Jerry F. Howell, Jr., or either of them, attorneys with full power of substitution to vote as proxies for the undersigned at the annual meeting of shareholders of Kentucky Investors, Inc. to be held on May 12, 2005, or at any adjournment thereof, and vote as designated below with all powers the undersigned would possess, if present, upon matters described in the notice of annual meeting and proxy statement dated April 15, 2005 as follows:

(1) Election of Directors

---------------FOR all nominees listed below (except as marked to the contrary below)

--------------- WITHHOLD AUTHORITY to vote for all nominees below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

Harold G. Doran Helen S. Wagner David W. Reed

(2) On any other matter which may come before the meeting in accordance with their best judgment.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

To be counted this proxy must be signed, dated and received by the Corporate Secretary of Kentucky Investors, Inc., 200 Capital Avenue, P. O. Box 717, Frankfort, Kentucky 40602, on or before May 12, 2005.

This proxy when properly executed will be voted in accordance with instructions specified but in the absence of any instructions will be voted "FOR".

Please sign exactly as name appears on the mailing label. If shares of stock are held jointly, all joint owners should sign. If signing as attorney, administrator, executor, guardian, trustee or corporate officer, please add your title as such.

--------------------------------------------------------------
Shareholder's signature
Date ______________, 2005